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                                                                   EXHIBIT 10.34


                                  CONFIDENTIAL
                        SEPARATION AGREEMENT AND RELEASE

         Steve E. Tondera, Jr. ("Tondera") and HEI, Inc. (the "Company") have reached this Separation Agreement and Release ("Agreement") effective as of the 20 day of June, 2003 (the "Effective Date").

1. RESIGNATION. Tondera has resigned from his employment and all other roles with the Company, including his positions as Chief Financial Officer and as a member of the Board of Directors and any Board committee, and from all positions with any subsidiary of the Company, effective as of June 20, 2003.

2. SEPARATION PAYMENTS AND BENEFITS. In return for entering into this Agreement, Tondera will receive the following:

         A. The Company will, on or about eighteen (18) days following Tondera's signing of this Agreement, pay Tondera a gross lump sum payment of Thirty Seven Thousand and No/100 Dollars ($37,000.00).

         B. For the period of June 20,2003 through August 3 1,2003 (the "Premium Payment Period"), the Company will pay the monthly health, dental and life insurance premiums for Tondera to continue his insurance under the Company's group plans subject to these plans' eligibility requirements. The Premium Payment Period shall run concurrently with Tondera's COBRA and state benefits continuation period. In order to receive the benefits described in this Paragraph 2(B), Tondera must execute all documentation necessary to elect insurance continuation. Tondera agrees he has received appropriate notice regarding his benefits continuation rights.

All of the above will be subject to deductions that the Company is obligated, or believes in good faith it is obligated, by law to deduct. No tax representations have been made to Tondera.

Tondera will receive the foregoing only if he signs this Agreement and does not cancel it within the fifteen (15) calendar days described below under "Opportunity to Rescind." If he chooses to cancel this Agreement, he shall not be entitled to any of the payments or benefits described in this Agreement.

3. CONSULTING RELATIONSHIP. As further consideration for Tondera entering into this Agreement, Tondera and the Company agree to the following consulting arrangement and payments.

         3.1 CONSULTATION SERVICES. Beginning July 1,2003, and continuing for five (5) months through November 30,2003 (the "Consultation Period"), Tondera agrees to provide consulting services to the Company as may be requested by the Company. Such consulting services may include, but are not limited to, reviewing the Company's financial statements, assisting in the Company's preparation of its SEC quarterly and annual filings, negotiating lease transactions, assisting with the Company's transition following the hiring of a Chief Financial Officer, and other consulting services that may be requested by the Company.


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         Tondera agrees to use his best efforts in providing such consultation services to the Company, and shall comply with all reasonable requests for said consultation by the Company. The Company will have the right to immediately terminate its consulting relationship with Tondera if it determines that he is not using his best efforts to provide and perform his consulting services for the Company.

         3.2 CONSULTATION PAYMENTS. For the Consultation Period, provided that the consulting relationship has continued, the Company shall pay Tondera a monthly consulting fee on or before the 10th day of the month following the month for which services were rendered in the amount of Fourteen Thousand Four Hundred Twenty Five and No/100 Dollars ($14,425.00).

         The Company agrees that it will reimburse Tondera for reasonable expenses that he incurs as a result of providing consulting services to the Company, such as travel expenses, provided that Tondera obtains the Company's advance approval before incurring such expenses and provided that Tondera submits documentation to the Company verifying such expenses, including but not limited to original receipts, within forty-five (45) days of incurring the expense.

         The Company shall issue a Form 1099 with respect to such consultation payments, and Tondera understands and agrees that he shall be solely responsible for the payment of any taxes, which he may owe with respect to his receipt of such consultation payments. Tondera acknowledges and agrees that he has neither received nor relied upon any advice or representations of the Company or its legal counsel concerning the taxability of the consulting payments.

         3.3 CONSULTATION PERIOD COMPLETION AND RELEASE AGREEMENT. Upon Tondera's completion of the consulting services to be provided during the Consultation Period, and contingent upon him entering into a release agreement prepared by and in a form acceptable to the Company, the Company shall pay Tondera the sum of Fourteen Thousand Four Hundred Twenty Five and No/100 Dollars ($14,425.00) as consideration for his execution of such release agreement.

         3.4 INDEPENDENT CONTRACTOR STATUS. Tondera understands and agrees that he will be an independent contractor and not an employee of the Company during the Consultation Period. Tondera understands that he will not be treated as an employee of the Company for federal or state tax purposes, and that he will not be eligible for or participate in any pension, health, workers compensation or other fringe benefit plans provided by the Company to its employees. Tondera agrees that he shall not hold himself out as an employee of the Company, or as having the power or authority to incur any debt, obligation or liability on behalf of the Company. The Company will not control or direct the details, manner or means by which Tondera executes his obligations and responsibilities with respect to the consulting services described in this Agreement. Unless otherwise prohibited under this Agreement or any other agreement, Tondera shall have the right to provide additional services to any other person when not performing his responsibilities under this Agreement.

         3.5 CONDITION OF RELATIONSHIP. Tondera understands and agrees that he shall receive the foregoing consulting arrangement and payments only if he signs this Agreement and does not


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rescind the Agreement within the fifteen (15) calendar days described below under "Opportunity to Rescind."

4. REPAYMENT OF PROMISSORY NOTE. Tondera shall be obligated to pay the Company the total amount that Tondera owes to the Company under his Promissory Note, dated April 2,200 1, as amended on July 17,2002 (the "Note"). During the Consultation Period and following his execution of the release agreement contemplated by Section 3.3, Tondera shall make payments on the Note by making installment payments to the Company in the amount of Nine Thousand One Hundred Sixty Six and 66/100 Dollars ($9,166.66) each immediately upon his receipt of each payment he receives from the Company under Sections 3.2 and 3.3 of this Agreement until the Note has been paid in full. In the event that Tondera has not paid the Note in full after making the payments required by this Section 4, Tondera shall be obligated to pay any remaining amount owed under the Note in accordance with the terms of the Note. A true and correct copy of the Note is incorporated herein and attached hereto as Exhibit A to this Agreement.

5. STOCK OPTIONS. All stock options that have been granted to Tondera by the Company shall be governed by the terms of the Company's stock option agreements with Tondera, a copy of which agreements are attached hereto and incorporated herein as Exhibit B, and the applicable stock option plans.

6. NO OTHER BENEFITS. Except as set forth in this Agreement, Tondera shall receive no other benefits and shall no longer participate in the Company's benefit plans except as required by benefits continuation laws. All of Tondera's rights shall be governed by the terms of such plans. The Company has provided Tondera applicable summary plan descriptions for its plans.

7. SURVIVAL OF HEI NONDISCLOSURE AND NONCOMPETE AGREEMENT. Tondera agrees that, in consideration of his past employment with the Company and the payments and benefits to be provided to him under this Agreement, his various obligations under the HE1 Nondisclosure and Noncompete Agreement between him and the Company, signed by Tondera on January 20, 1999, shall survive his resignation from his employment and positions with the Company and that he is and shall remain bound by the provisions of that agreement. A copy of the HE1 Nondisclosure and Noncompete Agreement is incorporated herein and attached hereto as Exhibit C to this Agreement.

8. RELEASE OF CLAIMS.

         8.1 TONDERA'S RELEASE OF CLAIMS. Tondera agrees he is receiving pay and benefits under this Agreement that he would not otherwise be entitled to receive and that are adequate and sufficient consideration for this Agreement. In return for this pay and benefits, Tondera, for himself and on behalf of all of his past, present and future heirs, executors, administrators, agents, attorneys, insurers, subrogees, lienors, trustees, indemnitors, principals, servants, representatives, employees, partners, predecessors, successors and assigns, hereby releases the Company, its subsidiaries and any affiliated companies, businesses or entities and all of their respective current and former officers, agents, directors, employees, independent contractors, shareholders, attorneys, accountants, insurers, representatives, predecessors, successors and assigns, both individually and in any representative capacity (collectively, the "Released Parties"), from each and every legal claim or demand of any kind, whether known or unknown,


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existing at any time up to and including the date of this Agreement, including without limitation any claim or demand (a) in any way arising out of or related to any action, conduct, decision or omission taking place during his employment with the Company or its affiliates, (b) in any way arising out of or related to his service as an officer, director, committee member or employee, or his service in any other capacity with the Company or its affiliates or in any way arising out of related to any oral or written agreement between him and the Company related to or entered into during such service (other than the stock option agreements attached hereto as Exhibit B), (c) in any way arising out of or related to his separation from that employment or service with the Company or its affiliates, (d) in any way arising out of or related to his status as a shareholder of the Company, or (e) in any way arising out of or related to his contact with or engagement of any of the Released Parties.

         Tondera understands and agrees that this Agreement is a full, final and complete settlement and release of the Released Parties of all his claims, whether known or unknown, including but not limited to any claims or rights he may have under the Employment Retirement Income Security Act, 29 U.S.C.
Section 1001 et. seq., the Minnesota Human Rights Act, Minn. Stat. Chapter 363, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et. seq., the Age Discrimination in Employment Act of 1967,29 U.S.C. Section 626 et. seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101, et. seq., The Family and Medical Leave Act, 29 U.S.C. Section 2601 et. seq., the Minnesota Employment, Wages, Conditions, Hours, and Restrictions Laws, Minn. Stat. Chapter 181, the Minnesota Whistleblower Act, Minn. Stat. Section 181.932, Minnesota Worker's Compensation statute Minn. Stat. Section 176.82, the Fair Labor Standards Act, 29 U.S.C. Section 201 et. seq., the Equal Pay Act, 29 U.S.C. Section 206 et. seq., the National Labor Relations Act, 29 U.S.C. Section 1501 et. seq., the Minnesota Business Corporations Act, Chapter 302A, and any other federal, states', or local governments' laws and regulations or any executive orders governing employment, service as an officer or director of a corporation, corporate governance, or shareholder matters. Tondera further understands and agrees that he is releasing any claims he may have, whether known or unknown, for payment of compensation or benefits of any kind, fraud or misrepresentation, promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of covenant of good faith and fair dealing, reprisal or retaliation, breach of contract (including but not limited to the HE1 Nondisclosure and Noncompete Agreement), unjust enrichment, negligence, negligent hiring, supervision and retention, intentional or negligent infliction of emotional distress, and any other claims arising under any law. Tondera agrees that if any claim he releases in this Agreement is prosecuted in his name before any court or administrative agency, he will waive any benefits he obtained through such prosecution and will not take any award of money or other damages from such suit.

         Tondera represents and warrants that the pay and benefits he is receiving under this Agreement fully compensates him for any and all claims against the Released Parties.

         Notwithstanding the foregoing, this Agreement does not release any rights or claims Tondera may have under the Minnesota Human Rights Act or the Age Discrimination in Employment Act or any of the Company's benefit plans, which arise after he signs this Agreement or which arise from acts occurring after he signs this Agreement, or any claims he may have under applicable law or any Company insurance policy for defense, indemnification and/or contribution with respect to claims made against him in connection with his conduct in the scope of his employment with or services as a director of the Company.


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         8.2 THE COMPANY'S RELEASE OF ANY KNOWN CLAIMS. In return for Tondera entering into this Agreement, the Company, on behalf of itself and its subsidiaries and any affiliated companies, businesses or entities, hereby releases Tondera from each and every legal claim or demand of any kind of which the Company's Board of Directors, other than Anthony Fant, has actual knowledge as of the Effective Date of this Agreement including without limitation any such known claim or demand (a) in any way arising out of or related to any action, conduct, decision or omission taking place during Tondera's employment with the Company or its affiliates, or (b) in any way arising out of or related to his separation from that employment.

         The Company represents and warrants that Tondera's entering into this Agreement fully compensates the Company for its above release of claims.

9. NO FUTURE LAWSUITS.

         A. Tondera, for himself and on behalf of all of his past, present and future heirs, executors, administrators, agents, attorneys, insurers, subrogees, lienors, trustees, indemnitors, principals, servants, representatives, employees, partners, predecessors, successors and assigns, hereby agrees never to commence an action or to authorize anyone else to commence an action against the Released Parties with respect to any matters released in this Agreement. If Tondera breaches this Agreement, he shall pay the Released Parties' reasonable attorneys' fees, disbursements and costs in connection with such action. Tondera agrees that if such an action is commenced that the filing of this Agreement shall constitute sufficient and adequate evidence that any such action should be dismissed with prejudice and that costs, disbursements and attorneys' fees should be awarded to such Release Parties.

         B. Tondera further agrees not to voluntarily aid, assist or cooperate with any claimants, plaintiffs, adverse parties or their attorneys or agents in any claims or lawsuits commenced against any of the Released Parties; provided, however, that nothing in this Agreement shall prevent Tondera from testifying in response to a lawfully issued subpoena in any litigation or other legal proceeding involving any of the Released Parties. In the event that Tondera receives a subpoena from a party other than the Company, Tondera shall promptly notify the Company and provide it with a copy of the subpoena so that the Company has an opportunity to seek to quash or otherwise respond to the subpoena. This provision is not intended to affect the substance of any testimony that Tondera is required to provide. Rather, Tondera agrees to provide truthful testimony in full compliance with all applicable laws.

10. NONDISPARAGEMENT. Tondera will not, directly or indirectly, at any time, make any disparaging remark, either oral or in writing, regarding any of the Released Parties.

11. LITIGATION. In the event that any litigation or action arises in which the Company deems Tondera's testimony or participation to be relevant or necessary, Tondera agrees to cooperate with the Company in connection with the litigation or action, by providing testimony, through affidavit, in a deposition or at trial, or otherwise assisting the Company with respect to the litigation or action. The Company agrees that it will reimburse Tondera for any reasonable expenses, such as travel expenses, that he incurs in connection with such cooperation provided


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that Tondera submits documentation to the Company verifying such expenses, including but not limited to original receipts, within forty-five (45) days of incurring the expense. This provision is not intended to affect the substance of any testimony that Tondera is asked to provide. Rather, Tondera agrees to provide truthful testimony and to otherwise assist the Company in light of and in full compliance with all applicable laws.

12. CONSULTATION. In the event that any questions arise following the Consulting Period with regard to any information or subject that Tondera developed, of which he had knowledge or with which he was otherwise involved during the period of his various positions with the Company, he agrees to cooperate with and respond to any request by the Company for advice, opinions or other information responsive to the question posed.

13. CONFIDENTIALITY OF TERMS. The parties agree that this Agreement and its terms shall remain completely confidential, and that they shall share them with no one before or after signing this Agreement, except that (a) Tondera may disclose this Agreement and its terms to his financial advisors and accountants, attorneys, and appropriate governmental agencies, and (b) the Company may disclose this Agreement and its terms to its financial advisors and accountants, insurers, and attorneys, or to its officers, directors or employees with a need to know such information in the course of their duties for the Company. In addition, the Released Parties may disclose this Agreement and its terms to the extent required by any law or regulation or any applicable stock exchange rules, or in the event Tondera violates this Agreement.

Tondera recognizes that if he violates his confidentiality obligations under this Agreement, irreparable damage will result to the Company that could not be adequately remedied by monetary damages. As a result, he agrees that in the event of any such breach, or in the event of apparent danger of such breach, the Company shall be entitled, in addition to any other legal or equitable remedies available to the Company, to an injunction to restrain the violation of any and all portions of this Agreement and to its reasonable attorney's fees and costs in enforcing this Agreement.

14. RETURN OF PROPERTY. Tondera warrants that he has returned the originals and all copies of all Company files, documents, software, hardware, keys, credit cards, office equipment, and all other Company property in his possession or under his control. However, if he should locate any Company property after he signs this Agreement, he shall promptly return said property.

Notwithstanding the foregoing, the Company agrees that Tondera may keep the Company-owned desk top computer, mouse, and keyboard in Tondera's possession.

15. PERIOD FOR REVIEW AND CONSIDERATION. Tondera understands that he has been given a period of 21 days to review and consider this Agreement before signing it. He further understands that he may use as much of this 21-day period as he wishes prior to signing this Agreement.

16. OPPORTUNITY TO RESCIND. Tondera may cancel this Agreement for any reason within fifteen (15) days after signing it. If he decides to do so and to mail his notice of cancellation, Tondera understands that it must be postmarked within the fifteen (15) day period and addressed to Mack Traynor at HE1 and sent by certified mail, return receipt requested.


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17. OPPORTUNITY TO CONSULT. Tondera agrees that he has been advised by the
Company to seek the advice of an attorney of his choosing prior to signing this Agreement.

18. COMPLETE AGREEMENT. This Agreement and its exhibits incorporated herein contain the entire agreement between the parties, and there are no other written or oral agreements.

19. MISCELLANEOUS.

         A. LAW AND VENUE. This Agreement will be construed and interpreted in accordance with the laws of the state of Minnesota, without regard to its choice of law provisions, and any action arising out of related to this Agreement shall be brought only within the state of Minnesota whether or not that forum is then convenient to Tondera.

         B. NO ADMISSION. Nothing contained in this Agreement is to be construed by anyone as an admission that the Company has violated any law or engaged in any wrongdoing. In fact, the Company denies any wrongdoing of any kind.

         C. SEVERABILITY. In the event that any paragraph or provision of this Agreement is found to be illegal or unenforceable, it shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Agreement is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

         D. INTENDED THIRD-PARTY BENEFICIARIES. The Released Parties are intended third party beneficiaries of this Agreement.

20. SIGNATURE. The parties agree that they have read this Agreement, know its contents and have signed it as a free and voluntary act after having had adequate opportunity to consider its terms and conditions and consult with an attorney of their choosing.


Date:
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                                                STEVE E. TONDERA, JR.




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Date:                                        HEI, Inc.
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                                             By
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                                             Its
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